                                                                    Exhibit 99.2


                  LIGHTBRIDGE, INC. ANNOUNCES STOCK OFFERING

BURLINGTON, Mass. - October 31, 1997 - Lightbridge, Inc. (NASDAQ:LTBG) announced today its intent to file a registration statement with the Securities and Exchange Commission in late November 1997 relating to a public offering, to be underwritten on a firm commitment basis, of approximately 2,500,000 shares of Lightbridge's common stock, including 1,000,000 shares to be issued and sold by Lightbridge. The net proceeds of the offering received by Lightbridge are expected to be used for working capital and general corporate purposes. The remaining shares will be sold by certain stockholders of Lightbridge.

Any offering of the common stock of Lightbridge may be made only by means of a prospectus, and this announcement is neither an offer to sell nor a solicitation of any offer to purchase such shares.